Exhibit 10.2
FORM OF TAX SHARING AGREEMENT
This Tax Sharing Agreement (this “Agreement”) is made as of the  _____  day of  _____  2011 (the “Effective Date”) by and between                                           , a                                            corporation (“Subsidiary”), and Homeland Security Capital Corporation, a Delaware corporation (“Parent”).
BACKGROUND
The background of this Agreement is as follows:
A. The Subsidiary is indirectly majority owned by Parent.
B. Subsidiary is a member of an “affiliated group,” as defined in §1504 of the Internal Revenue Code of 1986, as amended from time to time and the regulations thereunder (the “Code”), of which Parent is the common parent corporation.
C. Parent and Subsidiary desire that Subsidiary be included in the consolidated federal income tax return of Parent.
D. Parent and Subsidiary wish to utilize the Tax Attributes (as defined herein) of Parent to offset certain liabilities of the Combined Group (as defined herein) and to strengthen the Subsidiary’s balance sheet.
E. A purpose of this Agreement is to set forth the obligations to be fulfilled by Subsidiary under the consolidated reporting rules of the Code, as directed by Parent, including without limitation the provisions of Treas. Regs. §1.1 502-33(d)(2) and § 1.1 552-1(b)(2), and to provide for specific treatment by Subsidiary to Parent of certain Tax Attributes (as defined herein) of Parent utilized by the Subsidiary on the Consolidated Return (as defined herein). An additional purpose of this Agreement is to set forth the obligation of Subsidiary to bear the full burden of its state tax liabilities, if any, to the extent that Parent is required to pay state taxes based on Subsidiary’s income.
F. The parties intend that this Agreement shall terminate on the earlier of (i) the mutual written agreement of the parties, (ii) if either party ceases to be a member of the same Consolidated Group, and (iii) if the Consolidated Group to which Parent and Subsidiary belong elects not to file a Consolidated Return for any taxable year.
RECITAL
To the extent operating profits of Subsidiary provide for the use of and viability of Parent’s Tax Attributes, this Agreement will set forth the terms and conditions of utilization of the Tax Attributes.

AGREEMENT
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. This Agreement is to be effective beginning with Parent’s combined group tax reporting commencing                     , 2011. The term of this Agreement shall continue until terminated in accordance with the terms hereof.
2. Subsidiary agrees to comply with all requests of Parent in connection with this Agreement and pursuant to the Consolidated Group reporting requirements of the Code.
3. Subsidiary agrees to execute or cause the execution of any further documentation, including returns or elections, necessary or appropriate in connection with or pursuant to the terms of this Agreement.
4. Not later than fifteen (15) days following the filing of the Company’s Quarterly or Annual Report on Form 10-Q or Form 10-K, respectively, Parent shall determine (and provide written notice (the “Tax Notice”) to the Subsidiary of the aggregate amount of the Tax Attributes of Parent that are utilized to offset income of the Subsidiary (the “Subsidiary Allocated Attributes”) as of the end of such quarter and shall inform Subsidiary of such determination. The amount of the Subsidiary Allocated Attributes shall be reflected in the intercompany accounts as an amount payable by Subsidiary to Parent (on a dollar for dollar basis). Subsidiary agrees to pay in pro rata monthly payments (as requested by Parent) all intercompany payables related to the Subsidiary Allocated Attributes.
For any fiscal quarter beginning on or after the Effective Date, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group as a result of a Final Determination, Parent shall calculate the change to the Subsidiary’s Federal Income Tax and any change to the Subsidiary Allocated Attributes, and such changes shall be properly reflected in the intercompany accounts described in the preceding paragraph. Any change to the Subsidiary Allocated Attributes shall be properly reflected in payments from Parent to Subsidiary, or from Subsidiary to Parent, as the case may be.
To the extent Tax Attributes are determined and used by the Subsidiary, Parent will first reduce any intercompany payables to the Subsidiary, and, to the extent a balance of Tax Attributes remain, Parent, in light of the overall and singular interests and business circumstances of Parent and Subsidiary, will either
(i) Reinvest the remaining Tax Attribute balance as Additional Paid In Capital to the Subsidiary;
(ii) Cause payment of the remaining Tax Attribute balance to Parent, or
(iii) A combination of (i) and (ii) above.
Parent and Subsidiary will review on a quarterly basis the treatment of the Tax Attributes.

5. The following capitalized terms used in this Agreement will have the following meanings:
“Combined Return” means any Tax Return (other than for Federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary or group relief basis for the Consolidated Group.
“Consolidated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Parent is the common parent corporation.
“Consolidated Return” means a Tax Return filed with respect to Federal Income Taxes for the Consolidated Group.
“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of United States Federal Income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.
“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an Internal Revenue Service Form 870 or 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.
“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.
“Tax Attribute” means (i) with respect to the Consolidated Return, a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, a consolidated excess charitable contribution, a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) and (ii) any comparable Tax Item reflected on a Combined Return.
“Tax Authority” means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).
“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.

“Taxes” means all forms of taxation, whenever created or imposed, and whenever imposed by a national, local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Tax Authority.
“Tax Return” means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
6. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
7. If Parent is found liable to pay any state corporate Tax with respect to income earned by Subsidiary, Subsidiary agrees to pay to Parent the entire amount of such state corporate Tax liability within 45 days of written request therefor, under such method as shall be adopted by Parent and Subsidiary from time to time.
8. This Agreement shall be applicable only with respect to periods for which Subsidiary and Parent are members of the same Consolidated Group filing a Consolidated Return. No adjustments shall be made with respect to periods for which either Subsidiary or Parent filed or files a separate return or is a member of another Consolidated Group filing a Consolidated Return.
9. This Agreement shall terminate on the earlier of (i) the mutual written agreement of the parties, (ii) if either party ceases to be a member of the same Consolidated Group, and (iii) if the Consolidated Group to which Parent and Subsidiary belong elects not to file a Consolidated Return for any taxable year. However, notwithstanding termination, this Agreement shall continue to be effective with respect to any period during the tax year in which termination occurred for which the income of Subsidiary is includable in such Consolidated Return. Notwithstanding any such termination, if upon audit by the IRS of the Consolidated Return for a period during which Subsidiary and Parent were members of a Consolidated Group, or as a result of any final administrative or judicial proceedings for any such period, there is any adjustment to Federal Taxable Income or any Tax Attributes of Parent, then such resulting change in the Consolidated Group’s Consolidated Return will be allocated to Subsidiary in accordance with the provisions of this Agreement.

10. This Agreement shall commence on the Effective Date and shall continue in effect as set forth in Section 9 hereof. Notwithstanding anything in this Agreement to the contrary, the covenants in this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).
11. This Agreement may not be assigned by either party without the prior written consent of the other.
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The parties hereto have executed this Agreement as of the date set forth above.

Homeland Security Capital Corporation

By:		By:

	Name:		Name:
	Title:		Title:

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